Exhibit 99.1

DallasNews Corporation Announces Third Quarter 2023 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported a  third quarter 2023 net loss of $1.4 million, or $(0.26) per share, and an operating loss of $1.6 million.  In the third quarter of 2022,  the Company reported a  net loss  of  $2.6 million, or $(0.48) per share, and an operating loss of $2.3 million.

For the third quarter of 2023, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating loss”) of $0.9 million, an improvement of $0.7 million or 44.8 percent when compared to an adjusted operating loss of $1.6 million reported in the third quarter of 2022. The improvement is primarily due to expense savings of $3.9 million, partially offset by a total revenue decline of $3.2 million.

Grant Moise, Chief Executive Officer, said,  “In 2023, we have experienced mixed revenue results. Core print advertising revenue, excluding the shared mail program we discontinued August 31, 2023, has outperformed our expectations, and digital marketing services have been slower than expected. In the third quarter, we announced our voluntary severance offering to align our expenses with these new revenue trends as we enter 2024. On the journalism side of the business, our 30-day series on fentanyl entitled ‘Deadly Fake’ was one of the most ambitious projects our newsroom has taken on in years. The audience results from the series were impressive, and it further positioned The News as a nationally renowned newsroom.”

Third Quarter Results

Total revenue was $34.5 million in the third quarter of 2023,  a decrease of $3.2 million or 8.5 percent when compared to the third quarter of 2022.

DallasNews Corporation Announces Third Quarter 2023 Financial Results

October 23, 2023

Revenue from advertising and marketing services, including print and digital revenues, was $14.7 million in the  third quarter of 2023,  a decrease of $2.8 million or 16.1 percent when compared to the $17.5 million reported for the third quarter of 2022. The decline is primarily due to a $2.0 million or 18.0 percent decrease in print advertising revenue,  driven by a $1.8 million or 36.8 percent reduction in preprint advertising revenue resulting from the Company’s strategic decision to exit its shared mail program to deliver weekly preprints and inserts.

Circulation revenue was $16.2 million in the third quarter of 2023,  flat when compared to the third quarter of 2022.  The digital-only subscription revenue increase of $0.7 million or 21.4 percent mostly offset the print circulation revenue decline of $0.8 million or 6.1 percent.

Printing, distribution and other revenue was $3.6 million, a decrease of $0.3 million or 8.3 percent when compared to the third quarter of 2022, primarily due to a decline in commercial printing revenue.

Total consolidated operating expense in the third quarter of 2023, on a GAAP basis, was $36.1 million, an improvement of $3.9 million or 9.7 percent when compared to the third quarter of 2022. The improvement is primarily due to expense savings of $1.7 million in distribution, $0.9 million in outside services and $0.8 million in newsprint.

On a non-GAAP basis, adjusted operating expense was  $35.4 million, an improvement of $3.9 million or 9.9 percent when compared to the third quarter of 2022.

As of September 30,  2023,  the Company had 608 employees, a decrease of 60 full-time equivalents, or 9.0 percent, when compared to the prior year period. Cash and cash equivalents along with short-term investments were $24.5 million and the Company had no debt.

DallasNews Corporation Announces Third Quarter 2023 Financial Results

October 23, 2023

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces Third Quarter 2023 Financial Results

October 23, 2023

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Tuesday,  October 24, 2023, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-291-5495 and enter the following access code when prompted: 664314.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CDT on October 24, 2023 until 11:59 p.m. CDT on October 30, 2023.  The access code for the replay is 5834196.

DallasNews Corporation Announces Third Quarter 2023 Financial Results

October 23, 2023

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s (the “Company”) business outlook or future economic performance, revenues, expenses, cash balance, investments, business initiatives, working capital, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,”  “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint and distribution prices; program costs; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2023	2022	2023	2022
Net Operating Revenue:
Advertising and marketing services	$14,699	$17,525	$46,231	$51,246
Circulation	16,194	16,230	48,201	48,576
Printing, distribution and other	3,606	3,933	11,281	11,726
Total net operating revenue	34,499	37,688	105,713	111,548
Operating Costs and Expense:
Employee compensation and benefits	16,565	16,428	51,174	49,642
Other production, distribution and operating costs	16,778	19,691	52,099	58,665
Newsprint, ink and other supplies	2,382	3,161	6,912	8,059
Depreciation	388	699	1,118	2,127
Asset impairments	—	—	—	102
Total operating costs and expense	36,113	39,979	111,303	118,595
Operating loss	(1,614)	(2,291)	(5,590)	(7,047)
Other income (loss), net	342	(94)	1,082	(48)
Loss Before Income Taxes	(1,272)	(2,385)	(4,508)	(7,095)
Income tax provision	139	201	397	550
Net Loss	$(1,411)	$(2,586)	$(4,905)	$(7,645)

Per Share Basis (1)
Net loss
Basic	$(0.26)	$(0.48)	$(0.92)	$(1.43)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of September 30,  2023 and 2022, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$13,782	$27,825
Short-term investments	10,672	—
Accounts receivable, net	10,407	14,023
Other current assets	6,019	6,077
Total current assets	40,880	47,925
Property, plant and equipment, net	7,294	7,438
Operating lease right-of-use assets	16,439	14,811
Deferred income taxes, net	304	282
Other assets	1,795	1,809
Total assets	$66,712	$72,265
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,413	$5,041
Accrued compensation and other current liabilities	9,966	8,214
Contract liabilities	10,420	9,504
Total current liabilities	24,799	22,759
Long-term pension liabilities	18,778	19,455
Long-term operating lease liabilities	17,251	16,546
Other liabilities	1,026	1,142
Total liabilities	61,854	59,902
Total shareholders' equity	4,858	12,363
Total liabilities and shareholders’ equity	$66,712	$72,265

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2023	2022	2023	2022
Total net operating revenue	$34,499	$37,688	$105,713	$111,548
Total operating costs and expense	36,113	39,979	111,303	118,595
Operating Loss	$(1,614)	$(2,291)	$(5,590)	$(7,047)

Total operating costs and expense	$36,113	$39,979	$111,303	$118,595
Less:
Depreciation	388	699	1,118	2,127
Severance expense	336	(19)	1,161	541
Asset impairments	—	—	—	102
Adjusted Operating Expense	$35,389	$39,299	$109,024	$115,825

Total net operating revenue	$34,499	$37,688	$105,713	$111,548
Adjusted operating expense	35,389	39,299	109,024	115,825
Adjusted Operating Loss	$(890)	$(1,611)	$(3,311)	$(4,277)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.